FOR IMMEDIATE RELEASE
Limbach Reports Second Quarter 2026 Results
Increases Full Year 2026 Revenue Guidance to $760 million to $790 million and Revises Adjusted EBITDA Guidance to $78 million to $84 million
TAMPA, Fla. – August 4, 2026 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”), a building systems solutions firm that partners with building owners and operators who have mission-critical mechanical, electrical, plumbing, and controls, or MEPC, systems today announced its financial results for the quarter ended June 30, 2026.
Second Quarter 2026 Highlights Compared to Second Quarter 2025
•Total revenue increased 21.9% to $173.5 million from $142.2 million
•Owner Direct Relationships (“ODR”) revenue increased 17.9%, or $19.5 million, to $128.4 million, or 74.0% of total revenue
•Total bookings during the quarter were $182.0 million, generating a book-to-bill ratio of 1.1x
•Net income of $4.7 million, or $0.39 per diluted share, compared to $7.8 million, or $0.64 per diluted share
•Adjusted net income of $7.6 million, or $0.64 per adjusted diluted earnings per share, compared to adjusted net income of $11.3 million, or $0.93 per adjusted diluted earnings per share
•Adjusted EBITDA of $13.9 million, compared to $17.9 million
•Total gross profit of $37.3 million, compared to $39.8 million
•Net cash provided by operating activities of $18.7 million compared to $2.0 million
Management Comments
“Our second quarter results were primarily affected by project timing and price sensitivity in certain markets rather than a deterioration in underlying demand leading to results that fell below our expectations,” said Michael McCann, President and Chief Executive Officer of Limbach. “Importantly, bookings remained strong at $182.0 million, producing a 1.1x book-to-bill ratio, and reinforcing our confidence that customer demand remains healthy. Based on our strong bookings and the visibility we have into the second half of the year, we believe our revised outlook appropriately reflects the current operating environment and positions us to execute successfully.
“This quarter highlights the importance of executing our strategy of expanding into attractive end markets where we can broaden our service offerings and improve the long-term durability and quality of our earnings. This includes earlier engagement across facility lifecycles to generate opportunities to deliver a broader range of higher-value services while strengthening customer relationships over time. This strategy builds a more balanced and resilient platform positioned to capitalize on attractive secular growth trends. Supported by our strong balance sheet, disciplined capital allocation, and continued operational execution, we believe these initiatives will strengthen margins, enhance earnings power, and increase long-term shareholder value.”
The following are results for the three months ending June 30, 2026, compared to the three months ending June 30, 2025:
•Total revenue increased 21.9%, or $31.2 million, to $173.5 million from $142.2 million. The increase in revenue was primarily attributable to Pioneer Power, which was acquired in July 2025, and contributed a full quarter of revenue in the current period with no comparable contribution in the prior-year period. Of the total increase in revenue, acquisition-related revenue represented 21.7%, or $30.9 million. The Company's organic revenue increased slightly for the three months ended June 30, 2026. The Company expects the timing of project commencements and execution within its existing backlog, together with currently expected future bookings, to support organic revenue growth during the remainder of 2026.
◦ODR segment revenue increased 17.9%, or $19.5 million, to $128.4 million. Acquisition-related revenue increased 21.3%, or $23.2 million, partially offset by a 3.4%, or $3.7 million decrease in organic revenue.

◦General Contractor Relationships (“GCR”) segment revenue increased 35.3%, or $11.8 million, to $45.0 million. Acquisition-related revenue increased 23.3%, or $7.8 million, while organic revenue increased 12.0%, or $4.0 million.
•Total gross profit decreased 6.4% to $37.3 million compared to $39.8 million. Total gross margin of 21.5% decreased from 28.0%.
◦ODR gross profit decreased 2.6%, or $0.8 million, to $30.8 million from $31.6 million, while gross margin decreased to 24.0% from 29.0%.
◦GCR gross profit decreased 20.7%, or $1.7 million, to $6.5 million from $8.2 million, while gross margin decreased to 14.5% from 24.7%.
The decrease in segment gross margin percentages was primarily driven by the current lower margin profile of Pioneer Power. Pioneer Power continues to perform in line with the Company’s integration expectations and management expects gross margins to improve as 2026 progresses. Operational and pricing improvement initiatives are underway to enhance profitability at Pioneer Power with the goal of bringing gross margins in line with the Company average over the next two to three years. Gross profit margin was also negatively impacted by lower net project write-ups compared to the prior year period and competition for skilled labor and materials associated with construction activity in data center markets.
•Selling, general and administrative (“SG&A”) expense increased by approximately $1.5 million to $28.1 million, compared to $26.6 million in the prior year period. The increase was primarily driven by a $0.7 million increase in incremental SG&A expense associated with the Pioneer Power acquisition and an aggregate $0.6 million increase in total stock-based compensation and payroll related expenses. SG&A expense as a percentage of revenue decreased to 16.2% for the three months ended June 30, 2026, compared to 18.7% for the three months ended June 30, 2025.
•Interest expense was $0.8 million, an increase of $0.2 million, compared to $0.6 million in the prior year period. The increase in interest expense was driven by higher average borrowings under the Company’s revolving credit facility, as well as increased financing costs associated with a larger vehicle fleet.
•Interest income decreased by $0.3 million compared to the prior year period, primarily due to lower average cash and cash equivalent balances and lower yields on investments.
•Net income decreased 38.8% to $4.7 million from $7.8 million. Diluted earnings per share was $0.39 compared to $0.64 in the prior year period.
•Adjusted net income decreased 32.1% to $7.6 million compared to $11.3 million. Adjusted diluted earnings per share was $0.64 compared to $0.93 in the prior year period.
•Adjusted EBITDA decreased 22.3% to $13.9 million compared to $17.9 million in the prior year period.
•Net cash provided by operating activities was $18.7 million compared to $2.0 million in the prior year period.
Balance Sheet
On June 30, 2026, cash and cash equivalents were $17.5 million. Current assets were $223.1 million and current liabilities were $150.2 million, representing a current ratio of 1.49x compared to 1.44x at December 31, 2025. On June 30, 2026, the Company had $17.5 million in borrowings under its revolving credit facility and $7.0 million of standby letters of credit. The Company intends to deploy free cash flow to continue to reduce its borrowings under its revolving credit facility for the remainder of the year. As we previously reported, on July 24, 2026, the Company entered into an amendment to its amended and restated credit agreement with its lender, Wheaton Bank & Trust Company, N.A., a subsidiary of Wintrust Financial Corporation, to increase the aggregate principal amount of available borrowings under its revolving credit facility from $100 million to $125 million and make certain related conforming changes to the credit facility.
On August 4, 2026, the Company completed its acquisition of CYMCOR, Inc. (“CYMCOR”), for a purchase price at closing of $30.0 million. The purchase price is subject to customary working capital adjustments. The acquisition was funded through a combination of available cash and borrowing under the Company’s recently expanded revolving credit facility. The CYMCOR acquisition occurred after the end of the second quarter. The balance sheet information as of June 30, 2026 does not include the funding impact of the acquisition.

2026 Guidance
The Company is updating its FY 2026 guidance as follows to reflect its current operating environment. The revised guidance excludes any contribution from the recently completed CYMCOR acquisition or future acquisitions.

	Current	Previous
Revenue	$760 million - $790 million	$730 million - $760 million
Adjusted EBITDA	$78 million - $84 million	$90 million - $94 million

Assumptions:
Total organic revenue growth(1)	9 - 14%	4 - 8%
ODR revenue as a percentage of total revenue	70 - 80%	75 - 80%
ODR organic revenue growth(1)	6 - 10%	9 - 12%
Gross margin percentage	23 - 24%	26 - 27%
SG&A expense as a percentage of total revenue	15 - 16%	15 - 17%
Free cash flow(2)	75% of Adjusted EBITDA	75% of Adjusted EBITDA
(1)    The Company discloses organic revenue and organic revenue growth, which are non-GAAP financial measures, to provide investors with insight into the performance of the Company's existing operations, excluding the impact of acquisitions. These measures are not defined under GAAP and should not be considered as an alternative to total revenue growth or segment-related revenue growth as determined in accordance with GAAP. Refer to additional information under the heading “Supplemental Revenue Disclosures” at the end of this release regarding certain non-GAAP supplemental revenue disclosures.
(2)    Free cash flow is defined as cash flow from operating activities excluding changes in working capital minus capital expenditures (excluding investment in rental equipment).
With respect to projected 2026 Adjusted EBITDA guidance and Adjusted EBITDA Margin (and the assumptions underlying those projections), a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to certain items, which are excluded from Adjusted EBITDA (and components that go into the calculation of Adjusted EBITDA). The Company expects the variability of these items to have a potentially unpredictable, and potentially significant, impact on future financial results.
Conference Call Details

Date:	Wednesday, August 5, 2026
Time:	9:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:	(888) 396-8049
International callers:	+1 (416) 764-8646
Access by Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Limbach’s website at www.limbachinc.com or by clicking on the conference call link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=LYkmLAUY. An audio replay of the call will be archived on Limbach’s website for 365 days.
About Limbach
Limbach is a building systems solutions firm that designs, delivers, and maintains mechanical (heating, ventilation, and air conditioning), electrical, plumbing, and controls (“MEPC”) systems that support life’s most important moments. We partner with building owners and operators of mission-critical facilities across healthcare, industrial and manufacturing, data centers, life sciences, higher education, and cultural and entertainment markets. With approximately 1,600 team members across 22 offices throughout the Eastern and Midwestern regions of the United States, we strive to be an indispensable partner by combining our national capabilities with strong local execution and talent to deliver proactive, safe, and reliable solutions for complex facilities. Operating on a connected platform, we integrate engineering expertise with field execution to provide customized MEPC infrastructure solutions that address both operational and capital project needs, optimizing performance, enhancing reliability, and ensuring long-term safety.
Additional Information
Investors and others should note that Limbach announces material financial information to its investors using its investor relations website, U.S. Securities and Exchange Commission (the “SEC”) filings, press releases, public conference calls/videos, and webcasts. Limbach uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s services and other Company information. It is possible that the information that Limbach posts on social media could be deemed to be material information. Therefore, Limbach encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Limbach’s investor relations website.
Forward-Looking Statements
We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, projected EBITDA production from possible acquisitions, bookings, projected full year 2026 organic ODR and/or organic revenue growth, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of Limbach to successfully remedy the issues that have led to write-downs in various business units and the Company’s business being negatively affected by the health crises or outbreaks of diseases, such as epidemics or pandemics (and related impacts, such as supply chain disruptions). These statements also may include our assumptions related to our 2026 guidance of full year revenue and Adjusted EBITDA. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target,” “goal,” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties, which may cause them to turn out to be wrong. There may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.
Investor Relations
Financial Profiles, Inc.
Lisa Fortuna
LMB-IR@limbachinc.com

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2026	2025	2026	2025
Revenue	$173,457	$142,241	$312,316	$275,349
Cost of revenue	136,164	102,415	243,853	198,804
Gross profit	37,293	39,826	68,463	76,545
Operating expenses:
Selling, general and administrative	28,116	26,632	56,230	53,150
Acquisition-related retention expense and contingent consideration	230	795	379	1,222
Amortization of intangibles	1,695	1,757	3,469	3,620
Total operating expenses	30,041	29,184	60,078	57,992
Operating income	7,252	10,642	8,385	18,553
Other (expenses) income:
Interest expense	(773)	(563)	(1,474)	(1,089)
Interest income	1	334	16	704
Gain on disposition of property and equipment	81	407	319	740
Gain (loss) on change in fair value of interest rate swap	22	(56)	60	(153)
Total other (expense) income	(669)	122	(1,079)	202
Income before income taxes	6,583	10,764	7,306	18,755
Income tax expense (benefit)	1,836	3,002	(1,821)	779
Net income	$4,747	$7,762	$9,127	$17,976

Earnings Per Share (“EPS”)
Earnings per common share:
Basic	$0.40	$0.67	$0.77	$1.56
Diluted	$0.39	$0.64	$0.76	$1.48
Weighted average number of shares outstanding:
Basic	11,921,067	11,624,639	11,840,680	11,522,614
Diluted	12,040,218	12,114,221	12,047,368	12,106,967

LIMBACH HOLDINGS, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$17,529	$11,345
Restricted cash	65	65
Accounts receivable (net of allowance for credit losses of $462 and $396, respectively)	149,328	133,205
Contract assets, net	41,587	45,467
Income tax receivable	2,201	—
Other current assets	12,438	4,967
Total current assets	223,148	195,049

Property and equipment, net	39,166	43,309
Intangible assets, net	45,776	49,187
Goodwill	72,644	70,600
Operating lease right-of-use assets	18,220	19,792
Deferred tax asset	4,739	2,917
Other assets	314	276
Total assets	$404,007	$381,130

LIABILITIES
Current liabilities:
Current portion of long-term debt	$4,862	$5,031
Current operating lease liabilities	4,592	4,379
Accounts payable, including retainage	80,333	74,172
Contract liabilities, net	35,127	20,936
Accrued income taxes	—	1,152
Accrued expenses and other current liabilities	25,332	29,416
Total current liabilities	150,246	135,086
Long-term debt	35,842	30,536
Long-term operating lease liabilities	14,290	15,925
Other long-term liabilities	481	3,922
Total liabilities	200,859	185,469

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, issued 12,100,719 and 11,806,466, respectively, and 11,921,067 and 11,626,814 outstanding, respectively	1	1
Additional paid-in capital	95,695	97,335
Treasury stock, at cost (179,652 shares at both period ends)	(2,000)	(2,000)
Retained earnings	109,452	100,325
Total stockholders’ equity	203,148	195,661
Total liabilities and stockholders’ equity	$404,007	$381,130

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Cash flows from operating activities:
Net income	$4,747	$7,762	$9,127	$17,976
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	4,308	3,923	8,725	7,995
Provision for credit losses	108	62	224	139
Non-cash stock-based compensation expense	2,066	1,642	3,920	3,236
Non-cash operating lease expense	1,123	998	2,223	1,992
Amortization of debt issuance costs	16	10	32	21
Deferred income tax (benefit) provision	1,836	2,009	(1,821)	128
Gain on sale of property and equipment	(81)	(407)	(319)	(740)
Acquisition-related retention expense and contingent consideration	230	795	379	1,222
(Gain) loss on change in fair value of interest rate swap	(22)	56	(60)	153
Changes in operating assets and liabilities:
Accounts receivable	(28,930)	(2,445)	(16,347)	6,455
Contract assets and contract liabilities, net	19,875	(8,867)	15,913	(10,775)
Other current assets	(3,501)	1,305	(7,471)	(1,040)
Accounts payable, including retainage	18,168	578	6,123	(5,428)
Prepaid income taxes	(2,201)	(1,916)	(2,201)	(1,916)
Accrued taxes payable	(1,152)	(1,131)	(1,152)	(1,470)
Operating lease liabilities	(1,062)	(983)	(2,134)	(1,968)
Accrued expenses and other current liabilities	3,851	(1,308)	(397)	(10,890)
Payments of contingent consideration liability in excess of acquisition-date fair value	(509)	—	(3,404)	(711)
Other long-term liabilities	(132)	(82)	(432)	(137)
Net cash provided by operating activities	18,738	2,001	10,928	4,242
Cash flows from investing activities:
Consolidated Mechanical Transaction, measurement period adjustment	—	11	—	(3)
Proceeds from sale of property and equipment	81	607	380	926
Advances from joint ventures	—	—	1	—
Purchases of property and equipment	(639)	(845)	(1,046)	(3,075)
Net cash used in investing activities	(558)	(227)	(665)	(2,152)
Cash flows from financing activities:
Payments on Wintrust Revolving Loan	(61,016)	—	(93,128)	—
Proceeds from Wintrust Revolving Loan	46,136	—	100,628	—
Payments of debt issuance costs	—	(125)	—	(125)
Payments of contingent consideration liability up to acquisition-date fair value	(402)	—	(3,507)	(2,289)
Payments on finance leases	(1,237)	(916)	(2,501)	(1,767)
Proceeds from the sale of shares to cover employee taxes	—	—	5,945	6,344
Taxes paid related to net-share settlement of equity awards	—	—	(12,037)	(10,684)
Proceeds from contributions to Employee Stock Purchase Plan	102	117	521	441
Net cash used in financing activities	(16,417)	(924)	(4,079)	(8,080)
Increase (decrease) in cash, cash equivalents and restricted cash	1,763	850	6,184	(5,990)
Cash, cash equivalents and restricted cash, beginning of period	15,831	38,155	11,410	44,995
Cash, cash equivalents and restricted cash, end of period	$17,594	$39,005	$17,594	$39,005

Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Kent Island Transaction, measurement period adjustment	$—	$—	$—	$(94)
Right of use assets obtained in exchange for new operating lease liabilities	121	1,676	710	1,676
Right of use assets obtained in exchange for new finance lease liabilities	177	6,615	177	7,933
Right of use assets disposed or adjusted modifying finance lease liabilities	11	—	20	—
Interest paid	764	532	1,453	1,058
Cash paid for income taxes	$3,353	$4,023	$3,353	$4,023

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Unaudited)

	Three Months Ended June 30,				Increase/(Decrease)
(in thousands, except for percentages)	2026		2025		$	%
Statement of Operations Data:
Revenue:
ODR	$128,414	74.0%	$108,948	76.6%	$19,466	17.9%
GCR	45,043	26.0%	33,293	23.4%	11,750	35.3%
Total revenue	173,457	100.0%	142,241	100.0%	31,216	21.9%

Cost of revenue:
ODR(1)	97,654	76.0%	77,359	71.0%	20,295	26.2%
GCR(2)	38,510	85.5%	25,056	75.3%	13,454	53.7%
Total cost of revenue	136,164	78.5%	102,415	72.0%	33,749	33.0%

Gross profit:
ODR(1)	30,760	24.0%	31,589	29.0%	(829)	(2.6)%
GCR(2)	6,533	14.5%	8,237	24.7%	(1,704)	(20.7)%
Total gross profit	37,293	21.5%	39,826	28.0%	(2,533)	(6.4)%

Selling, general and administrative(3)	28,116	16.2%	26,632	18.7%	1,484	5.6%
Acquisition-related retention expense and contingent consideration	230	0.1%	795	0.6%	(565)	(71.1)%
Amortization of intangibles	1,695	1.0%	1,757	1.2%	(62)	(3.5)%
Total operating income	$7,252	4.2%	$10,642	7.5%	$(3,390)	(31.9)%
(1)As a percentage of ODR revenue.
(2)As a percentage of GCR revenue.
(3)Included within selling, general and administrative expenses was $2.1 million and $1.6 million of non-cash stock-based compensation expense for the three months ended June 30, 2026 and 2025, respectively.

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Unaudited)

	Six Months Ended June 30,				Increase/(Decrease)
(in thousands, except for percentages)	2026		2025		$	%
Statement of Operations Data:
Revenue:
ODR	$228,225	73.1%	$199,341	72.4%	$28,884	14.5%
GCR	84,091	26.9%	76,008	27.6%	8,083	10.6%
Total revenue	312,316	100.0%	275,349	100.0%	36,967	13.4%

Cost of revenue:
ODR(1)	174,481	76.5%	141,591	71.0%	32,890	23.2%
GCR(2)	69,372	82.5%	57,213	75.3%	12,159	21.3%
Total cost of revenue	243,853	78.1%	198,804	72.2%	45,049	22.7%

Gross profit:
ODR(1)	53,744	23.5%	57,750	29.0%	(4,006)	(6.9)%
GCR(2)	14,719	17.5%	18,795	24.7%	(4,076)	(21.7)%
Total gross profit	68,463	21.9%	76,545	27.8%	(8,082)	(10.6)%

Selling, general and administrative(3)	56,230	18.0%	53,150	19.3%	3,080	5.8%
Acquisition-related retention expense and contingent consideration	379	0.1%	1,222	0.4%	(843)	(69.0)%
Amortization of intangibles	3,469	1.1%	3,620	1.3%	(151)	(4.2)%
Total operating income	$8,385	2.7%	$18,553	6.7%	$(10,168)	(54.8)%
(1)As a percentage of ODR revenue.
(2)As a percentage of GCR revenue.
(3)Included within selling, general and administrative expenses was $3.9 million and $3.2 million of non-cash stock-based compensation expense for the six months ended June 30, 2026 and 2025, respectively.

Non-GAAP Financial Measures
In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measures are Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted Earnings per Share, which are non-GAAP financial measures.
Adjusted EBITDA and Adjusted EBITDA Margin
We define Adjusted EBITDA as net income plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue. Our board of directors and executive management team focus on Adjusted EBITDA and Adjusted EBITDA Margin as two of our key performance and compensation measures. Adjusted EBITDA and Adjusted EBITDA Margin assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of certain items that do not necessarily reflect our core operations. We believe that Adjusted EBITDA and Adjusted EBITDA Margin are meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service.
Adjusted Net Income and Adjusted Diluted Earnings per Share
We define Adjusted Net Income as net income, adjusted to exclude certain items that do not reflect our core operating performance, such as amortization of intangible assets, stock-based compensation, restructuring charges, the change in fair value of contingent consideration, acquisition and other transaction costs and the net tax effect of reconciling items, as further adjusted to eliminate the impact of, when applicable, other non-cash or expenses that are unusual or non-recurring. We define Adjusted Diluted Earnings per Share as Adjusted Net Income divided by the weighted average diluted shares outstanding. We believe Adjusted Net Income and Adjusted Diluted Earnings per Share are useful to investors as we use these metrics to assist with strategic decision making, forecasting future results, and evaluating current performance.
We understand that these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted Earnings per Share. Our calculations of these non-GAAP measures, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted Earnings per Share cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income to Adjusted EBITDA and net income to Adjusted Net Income, the most comparable GAAP measures, are provided below.
Backlog and Bookings
We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.
Bookings (we also refer to bookings in certain instances as sales booked) represent the total contract value agreed upon when a customer commits to services. We believe bookings provide an indication of trends in our operating results, including potential cash flows, that are not necessarily reflected in our revenue because we recognize revenue in accordance with ASC 606 – Revenue from Contracts with Customers, which is different from how we present bookings. See Note 4 – Revenue from Contracts with Customers within our Form 10-Q for the quarter ended June 30, 2026, for additional discussion on revenue recognition. Our bookings may vary significantly quarter to quarter depending in part on the timing of the execution of our agreements with our customers. Our book-to-bill ratio is defined as bookings for the defined period divided by revenue for the defined period. Measuring bookings involves the use of estimates and judgments and there are no independent standards or requirements governing the calculation of bookings. The extent and timing of conversion of bookings to revenue may be impacted by, among other factors, the types of services sold, agreement duration, the pace of customer spending, actual volumes of services delivered as compared to the volumes anticipated at the time of sale, and agreement modifications, including terminations, over the lifetime of agreements. Some of our arrangements are terminable by the customer. We do not update our bookings for subsequent terminations. Information regarding our bookings is not comparable to, nor should it be substituted for, an analysis of our reported revenue. However, management believes that it is a key indicator of potential future business and provides a useful indicator of the volume of our business over time as a key metric.

Reconciliation of Net Income to Adjusted EBITDA (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands except for percentages)	2026	2025	2026	2025
Net income	$4,747	$7,762	$9,127	$17,976

Adjustments:
Depreciation and amortization	4,308	3,923	8,725	7,995
Interest expense	773	563	1,474	1,089
Interest income	(1)	(334)	(16)	(704)
Stock-based compensation expense	2,066	1,642	4,705	3,654
Change in fair value of interest rate swap	(22)	56	(60)	153
Income tax expense (benefit)	1,836	3,002	(1,821)	779
Acquisition and other transaction costs	—	472	—	522
Acquisition-related retention expense and contingent consideration	230	795	379	1,222
Restructuring costs(1)	3	67	97	134
Adjusted EBITDA	$13,940	$17,948	$22,610	$32,820

Revenue	$173,457	$142,241	$312,316	$275,349
Adjusted EBITDA Margin	8.0%	12.6%	7.2%	11.9%
(1)    For the three and six months ended June 30, 2026 and 2025, the majority of the restructuring costs related to our Southern California and Eastern Pennsylvania branches.

Reconciliation to Adjusted Net Income and Adjusted Diluted Earnings Per Share (unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
(in thousands, except share and per share amounts)	2026		2025		2026		2025
Net income and diluted earnings per share	$4,747	$0.39	$7,762	$0.64	$9,127	$0.76	$17,976	$1.48

Pre-tax Adjustments:
Amortization of acquisition-related intangible assets	1,695	0.14	1,757	0.15	3,469	0.29	3,620	0.30
Stock-based compensation expense	2,066	0.17	1,642	0.14	4,705	0.39	3,654	0.30
Change in fair value of interest rate swap	(22)	—	56	—	(60)	—	153	0.01
Restructuring costs(1)	3	—	67	—	97	0.01	134	0.01
Acquisition-related retention expense and contingent consideration	230	0.02	795	0.07	379	0.03	1,222	0.10
Acquisition and other transaction costs	—	—	472	0.04	—	—	522	0.05
Tax effect of reconciling items(2)	(1,072)	(0.09)	(1,293)	(0.11)	(2,319)	(0.19)	(2,512)	(0.20)
Adjusted net income and adjusted diluted earnings per share	$7,647	$0.64	$11,258	$0.93	$15,398	$1.28	$24,769	$2.05
Weighted average number of shares outstanding: Diluted		12,040,218		12,114,221		12,047,368		12,106,967
(1)    For the three and six months ended June 30, 2026 and 2025, the majority of the restructuring costs related to our Southern California and Eastern Pennsylvania branches.
(2)    The tax effect of reconciling items was calculated using a statutory tax rate of 27%.
Supplemental Revenue Disclosures
Organic and acquisition-related revenue are not defined under GAAP and may not be comparable to similarly-titled measures used by other companies and should not be considered a substitute for revenue as determined in accordance with GAAP. Management believes these non-GAAP measures provide useful information to investors by highlighting the underlying growth trends of the Company’s existing operations, separate from the effects of recent acquisitions. Organic revenue reflects the change in revenue from the Company’s continuing operations excluding the impact of acquisitions, while acquisition-related revenue represents the incremental contribution from businesses acquired only for the twelve-month period following the date of acquisition. These measures are intended to enhance investors’ understanding of the Company’s performance and trends over time, and should be considered in conjunction with, but not as a substitute for, GAAP revenue.
The following are reconciliations of reported revenue to organic / acquisition-related revenue for the three and six months ended June 30, 2026, compared to revenue for the three and six months ended June 30, 2025:

(in thousands except for percentages)	ODR	%	GCR	%	Total Revenue	%
Revenue: Three months ended June 30, 2025	$108,948		$33,293		$142,241
Components of revenue change:
Organic revenue	(3,716)	(3.4)%	3,997	12.0%	281	0.2%
Acquisition-related revenue(1)	23,182	21.3%	7,753	23.3%	30,935	21.7%
Revenue: Three months ended June 30, 2026	$128,414	17.9%	$45,043	35.3%	$173,457	21.9%

(in thousands except for percentages)	ODR	%	GCR	%	Total Revenue	%
Revenue: Six months ended June 30, 2025	$199,341		$76,008		$275,349
Components of revenue change:
Organic revenue	(8,598)	(4.3)%	(8,912)	(11.7)%	(17,510)	(6.4)%
Acquisition-related revenue(1)	37,482	18.8%	16,995	22.4%	54,477	19.8%
Revenue: Six months ended June 30, 2026	$228,225	14.5%	$84,091	10.6%	$312,316	13.4%
(1)    Acquisition-related revenue reflects revenue attributable to the July 2025 acquisition of Pioneer Power.